Exhibit 99.1

Calgon Carbon Announces First Quarter Results

PITTSBURGH--(BUSINESS WIRE)--May 8, 2014--Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2014.

Income from operations for the first quarter of 2014 was $15.6 million versus $15.0 million for the first quarter of 2013. Net income of $9.8 million for the first quarter of 2014 was comparable to net income for the first quarter of 2013. On a fully diluted share basis, earnings per common share for both the first quarter of 2014 and the first quarter of 2013 were $0.18.

Net sales for the first quarter of 2014 were $131.6 million, versus $135.0 million for the comparable period in 2013, a decline of 2.5%. Currency translation had a $0.5 million negative impact on sales for the first quarter of 2014 due to the weaker yen.

For the first quarter of 2014, sales for the Activated Carbon and Service segment declined 1.0% as compared to the first quarter of 2013. The slight decrease was due to lower sales of activated carbon products and services in the municipal drinking water market in the U.S., the environmental air market in Asia, and the industrial process market in Europe. These decreases were largely offset by higher demand in all three regions for granular activated carbon in the food market. Sales of activated carbon used in respirators also increased in the first quarter of 2014.

Equipment sales declined 24.7% in the first quarter of 2014 versus the comparable period of 2013 due to lower revenue from ballast water treatment and traditional UV systems.

The $1.2 million, or 54.0%, increase in consumer sales for the first quarter of 2014 was attributed to higher demand for the Company’s activated carbon cloth from a single, large customer.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the first quarter of 2014 was 33.6%, versus 31.6% for the first quarter of 2013. The improvement was attributable to several factors, including price increases on activated carbon and service products that were initiated in 2013 and the positive impact of the Company’s global cost improvement program.

Selling, administrative and research expenses for the first quarter of 2014 were $21.6 million versus $20.9 million for the comparable period of 2013. The increase was due to an SAP re-engineering project that should significantly improve the functionality of our enterprise resource planning system (ERP) when it is completed in 2015.

The income tax rate for the first quarter of 2014 was 34.4% versus 30.4% for the first quarter of 2013. The lower tax rate for the first quarter of 2013 was due to activity related to the company’s Datong, China, subsidiary which was sold in March of 2013.

Commenting on the quarter, Randy Dearth, Calgon Carbon’s Chairman, President and Chief Executive Officer, said, “I am pleased with our first quarter results and our operating income improvement year-over-year. The significant increase in margin in the first quarter of 2014 as compared to last year’s first quarter clearly demonstrates that our strategic initiatives continue to be effective in building a stronger Calgon Carbon.”

Mr. Dearth continued, “Sales in the second quarter are typically strong, and based on April’s actual sales, as well as pending and forecasted orders, the second quarter of 2014 could be one of the best sales quarters in our Company’s history.”

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products - in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs approximately 1,100 people at more than 15 manufacturing, reactivation, and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended
	March 31,
	2014	2013

Net Sales	$131,632	$135,040

Cost of Products Sold (Excluding Depreciation and Amortization)	87,463	92,415

Depreciation and Amortization	7,029	6,747

Selling, Administrative & Research	21,642	20,928

Restructuring	(103)	(24)

	116,031	120,066

Income from Operations	15,601	14,974

Interest Expense - Net	(99)	(53)

Other Expense - Net	(546)	(828)

Income Before Income Tax Provision	14,956	14,093

Income Tax Provision	5,147	4,279

Net Income	9,809	9,814

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	124	(6,288)
Derivatives	(206)	574
Employee Benefit Plans	202	(378)

Comprehensive Income	$9,929	$3,722

Net Income per Common Share
Basic	$.18	$.18
Diluted	$.18	$.18

Weighted Average Shares Outstanding (Thousands)
Basic	53,608	53,620

Diluted	54,525	54,200

Calgon Carbon Corporation

Segment Data (unaudited):
(in thousands)

Segment Sales	1Q14	1Q13

Activated Carbon and Service	117,724	118,897
Equipment	10,467	13,908
Consumer	3,441	2,235

Net Sales	$131,632	$135,040

Segment
Operating Income (loss)*	1Q14	1Q13

Activated Carbon and Service	22,669	20,899
Equipment	(987)	393
Consumer	845	405

Income from Operations *	$22,527	$21,697

*Before depreciation and amortization and restructuring.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2014	2013

Assets

Current assets:

Cash and cash equivalents	$36,215	$32,942

Receivables	100,349	96,996

Inventories	108,621	109,517

Other current assets	40,360	41,995

Total current assets	285,545	281,450

Property, plant and equipment, net	266,949	266,849

Other assets	41,702	41,779

Total assets	$594,196	$590,078

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$3,612	$2,172

Other current liabilities	73,164	80,024

Total current liabilities	76,776	82,196

Long-term debt	52,043	32,114

Other liabilities	58,353	59,263

Total liabilities	187,172	173,573

Total shareholders' equity	407,024	416,505

Total liabilities and shareholders' equity	$594,196	$590,078

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, Vice President – Investor Relations and Communications, 412-787-6795
ggerono@calgoncarbon-us.com